CORPORATE PARTICIPANTS

Tom Gendron

Woodward Governor Company — President & CEO

Bob Weber

Woodward Governor Company — CFO & Treasurer

CONFERENCE CALL PARTICIPANTS

JB Groh

DA Davidson & Co. — Analyst

PRESENTATION

Operator

Welcome to the Woodward Governor Company first quarter earnings call. At this time, I would like to inform you that this conference is being recorded for rebroadcast and that all participants are in a listen-only mode. Following the presentation, you are invited to participate in a question and answer session.

Joining us today from the Company are Mr. Tom Gendron, President and Chief Executive Officer, and Mr. Bob Weber, Chief Financial Officer and Treasurer. I would now like to turn the conference over to Mr. Weber.

Bob Weber - Woodward Governor Company — CFO & Treasurer

Thank you, operator. We would like to welcome all of you to Woodward’s first fiscal quarter 2006 conference call. Today, Tom will update you on our strategic and operational direction, I will talk about the January 23rd earnings release and at the end of the presentation, we will open it up for questions.

For those who have not seen the release, you can find one on our website at www.Woodward.com. An audio replay of this call will be available through Thursday, January 26th, 2006 and the phone number for the audio replay was on the press release announcing this call and will be repeated by the operator at the end of the call. In addition, a replay of this call will be accessible for 30 days.

Before we begin, I would like to provide our cautionary statement. In the course of this call when we present information and answer questions, any statements we make, other than actual results or business facts, may contain forward-looking statements. Such statements involve risks and uncertainties and actual results may differ materially from those we currently anticipate. Factors that might cause a material difference include but are not limited to future sales, earnings, business performance and economic conditions that would impact demand in the industrial and aircraft markets.

We caution investors not to place undue reliance on these forward-looking statements as predictive of future results. In addition, the Company disclaims any obligation to update the forward-looking statements made herein. For more information about the risks and uncertainties facing Woodward, we encourage you to consult the press release and our public filings with the Securities and Exchange Commission.

Now I will turn the call over to Tom.

Tom Gendron - Woodward Governor Company — President & CEO

Thank you, Bob. Welcome to all of you who have joined us today. I will be discussing our first quarter performance, then I’ll talk about what we anticipate for the remainder of our fiscal year. Bob and I will be available for questions when we open the line, following the call.

I’ll begin by addressing our industrial controls business segment. Industrial control sales rose slightly compared to the first quarter a year ago, while segment earnings were strong in comparison. Our profitability in industrial controls is improving due to productivity improvements, product mix and the early results of last year’s restructuring activities.

Engine and turbine sales in the power generation market were steady, as were sales to the process industries market.

The transportation market experienced weaker sales than anticipated. The single biggest factor that affected the transportation market was a decline in engine orders for CNG and LPG buses in China. The orders for these alternative fuel buses have been inconsistent due to local ordering practices and government intervention. However, we anticipate it will level out over the next 18 to 36 months.

Now I’ll turn to our aircraft engine systems business segment. For the quarter, we continued to demonstrate positive sales growth year-on-year and steady earnings, with a strong mix of OEM, commercial and military aftermarket sales.

The two major commercial air framers, Airbus and Boeing, had record orders in 2005. Between the two companies, more than 2,000 aircraft orders were placed last year, predominantly from Asia and the Middle East.

Woodward will be well represented on the new Airbus and Boeing wide-bodied planes, as well as existing aircraft, such as the popular narrow-body A320 family. We are the fuel system integrator for the GE GEnx turbo fan engine, which will power Boeing 787 and the 747-8, as well as the Airbus A350 wide-body jets.

On the military side of the aerospace business, we are participating in the Joint Strike Fighter program by developing combustion components for the Pratt & Whitney F135 engine and fuel metering units for the GE Rolls-Royce F136 engine. The F135 and F136 are the propulsion alternatives for the JSF.

We also continue to support many ongoing military programs such as the T700 engine for use on the US Army helicopters. Our military programs have remained consistent over the past several years.

Looking at Woodward’s total business, we are confident that we will achieve our targeted sales growth for fiscal year 2006. We believe that our energy and motion solution strategy positions us well in the markets we serve and we remain focused on our fiscal year priorities to improve our operational and financial performance.

Now I’ll turn the call back to Bob for review of our first quarter results.

Bob Weber - Woodward Governor Company — CFO & Treasurer

Thank you, Tom. Good morning, everyone. Today I will begin by commenting on our first fiscal quarter results for 2006. I’ll then comment briefly on our balance sheet and the outlook for the future.

Our net sales for the quarter were $196 million, a 3% increase over last year’s first fiscal quarter sales of $189 million. Net earnings for the quarter were $12.4 million, or $1.06 per share, compared with $12 million or $1.03 per share for the same quarter a year ago.

Woodward began accounting for stock compensation in this year’s first quarter, using the fair value method as required by recently released accounting standards. Had we accounted for stock compensation a year ago, using the same method, employee compensation expense would have increased by $344,000, net of income tax benefits and net earnings would have been $11.7 million or $1.00 per share.

Earnings before income taxes in the first quarter were $19 million for both fiscal 2006 and 2005. In the first quarter of last year, we recognized a pretax gain of $3.8 million from the sale of product rights. In addition, increased pretax employee compensation expense associated with stock compensation of $555,000 would have been recognized in last year’s first quarter if the fair value method had been used.

Industrial controls net sales for the quarter were $124 million, compared with $122 million a year ago, an increase of 2%. Industrial controls segment earnings in the first quarter of fiscal 2006 were $11.5 million, compared with $5.1 million for the same quarter a year ago.

Segment earnings as a percent of sales was 9.3% in the first fiscal quarter of 2006 and 4.1% in the prior year. The improvement in segment profitability is primarily due to product mix and ongoing productivity improvements. As previously stated, additional cost reductions related to restructuring efforts will be realized progressively as we move through fiscal 2006.

Aircraft engine systems net sales for the quarter were $71 million, compared with $67 million a year ago, an increase of 6%. Segment earnings for the quarter were $15 million. Segment earnings for the same period a year ago were $18 million, which included a $3.8 million gain on the sale of product rights.

Now I would like to focus on certain specific elements of our consolidated financial statements.

Cost of goods sold as a percent of sales decreased to 72.6% in the first fiscal quarter of 2006, from 75.7% in the same quarter of 2005. Manufacturing margins improved in both our industrial controls and aircraft engine systems segments, primarily due to product mix and ongoing productivity improvements.

Selling, general and administrative expenses increased from 9.9% of sales to 10.8% in the current fiscal quarter, representing increases in professional services and the effect of adopting new accounting standards with respect to stock compensation.

Research and development costs in the first fiscal quarter of 2006 increased to $11.9 million, or 6.1% of sales, from $10.6 million, or 5.6% of sales in the prior year. This reflects increased investment in systems development programs for customers in both segments of our business.

Total depreciation and amortization expense decreased to $7.2 million in the first quarter of fiscal 2006, from $8.3 million for the prior year. The decrease in expense is due to the effects of the sale of assets related to our European restructuring activities. Our capital expenditures were $5.1 million in the 2006 first quarter, and $4.4 million in the prior year. As previously communicated in our fiscal year-end 2005 conference call, we expect capital expenditures for the year to be approximately $30 million.

To turn briefly to our balance sheet, our working capital remained stable at approximately $240 million for both September 30 and December 31, 2005. Our total debt decreased by approximately $5 million, to $91 million at the end of the quarter. The ratio of debt to debt plus equity was 17% at December 31, down slightly from 18% at September 30.

Lastly, I would like to note that Woodward Governor Company’s shareholder rights plan expired on January 17th, 2006 and there is no current intention to renew this plan.

In closing, I would like to again comment on our outlook for the current year, fiscal 2006. We continue to target sales growth in the 3 to 6% range; 2 to 3% in our industrial control segment and 7 to 9% in our aircraft engine systems segment. We also continue to target an earnings range of $5.00 to $5.25 per diluted share. We anticipate that the industrial controls segment earnings will increase to approximately 10% of sales with the effects of our performance improvement activities.

Aircraft Engine Systems’ segment earnings will remain solid while increasing our product development efforts. The 2006 targets include the effects of the adoption of new accounting rules regarding stock compensation. If these rules had been adopted in 2005, the effect on earnings would have been $0.11 per diluted share.

That concludes our comments on the business and results for the first fiscal quarter 2006. Operator, we are now ready to open the call to questions.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] JB Groh of DA Davidson & Company.

JB Groh - DA Davidson & Co. — Analyst

What was the stock option expense for this quarter?

Bob Weber - Woodward Governor Company — CFO & Treasurer

The stock option expense for this quarter was approximately $0.04 a share, the impact.

JB Groh - DA Davidson & Co. — Analyst

Okay. How big was the prop sync business at the time you sold it? Can you give us some clarity on that?

Tom Gendron - Woodward Governor Company — President & CEO

The sales were just under $2 million.

JB Groh - DA Davidson & Co. — Analyst

Okay, so it’s pretty small. You’ve had a pretty nice improvement in the margins in industrial controls and I think in the past you’ve said that the restructuring improvements would sort of hit second quarter. Was any of the restructuring—is that improvement all product mix and just better sales or is some of that restructuring starting to hit early?

Tom Gendron - Woodward Governor Company — President & CEO

We started to see the early parts of the restructuring. And as Bob highlighted, that will grow through the year. We’ve also seen improvements in what I would call management of our product portfolio, so we’re seeing a better mix with improved margins.

JB Groh - DA Davidson & Co. — Analyst

Okay. And then if you factor out the gain on the sale of the prop sync business last quarter and you look at sort of the margins adjusted, they were down a little bit. Is that product mix or what’s the issue there that margins are down a little bit at aircraft engine systems?

Tom Gendron - Woodward Governor Company — President & CEO

In aircraft engine systems, I believe and look at a 20 to 22% segment operating margin as the normal range, and we’re right in the middle of it. So I feel very comfortable. We also had a significant increase in our R&D expenditures. As you’re probably well aware of, we were very successful in the last 18 months, with securing programs such as the Pratt Whitney 600, the GEnx, T 700 and the JSF.

So, our R&D expenditures in that segment have gone up, so I’m actually quite pleased that we’re right in the middle of our target range for operating earnings.

JB Groh - DA Davidson & Co. — Analyst

So that would account for the slight drop, it’s just the fact that you’re spending more for the future?

Tom Gendron - Woodward Governor Company — President & CEO

That’s correct.

Operator

Mr. Gendron, there are no further questions at this time. I would now like to turn the conference back to you.

Tom Gendron - Woodward Governor Company — President & CEO

I’d like to thank everybody for joining us today. We look forward to talking to you next quarter. Thank you.

Operator

Ladies and gentlemen, that does conclude our conference for today. If you would like to listen to a rebroadcast of this conference call, it will be available at 10:30 am central time by dialing 1-888-266-2081, or 1-703-925-2533, and by entering the access code 838634. A rebroadcast will also be available at the Company’s website at www.Woodward.com for 30 days.

Thank you for your participation on today’s conference call and we ask that you please disconnect your line. Thank you.

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